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                                                                   EXHIBIT 10.26


                              OFFICER'S CERTIFICATE


         I, the undersigned, do hereby certify and represent that:

         1. I am the duly elected Senior Vice President and Chief Business Officer of deCODE genetics, Inc., a Delaware Corporation.

         2. Pursuant to Rule 306(a) of Regulation S-T, the following exhibit
10.26 to deCODE genetics, Inc.'s Registration Statement on Form S-1 is a fair and accurate English translation of a document prepared in the Icelandic language.

         IN WITNESS WHEREOF, I have signed this Officer's Certificate in my capacity as Senior Vice President and Chief Business Officer of deCODE genetics, Inc. on this 7th day of March, 2000.



                                    By:     /s/  Hannes T. Smarason
                                            -------------------------------
                                    Name:   Hannes T. Smarason
                                    Title:  Senior Vice President and
                                            Chief Business Officer

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                                      LEASE



FRIDAR SF., REG. NO. 66.01.99-2929, domiciled at Efstasund 58, Reykjavik, as a Lessor, and ISLENSK ERFDAGREINING EHF., REG. NO. 691295-3549, domiciled at Lynghals 1, Reykjavik, as a Lessee, enter into the following

                                      Lease

1. The Lessor leases to the lessee approximately 395 square meters of office space at Hlidarsmari 19 in Kopavogur, especially marked as storey No: 02-01 in that building, including a share in the common area.

2. Tenancy begins as of such time as the lessor delivers the storey, cf. description, see attached document Nos. 1 and 2. The tenancy shall, however, be considered to begin no later than 2 months after the design drawings for electrical installations and the interior of the house are on hand and have been approved by respective parties. Tenancy is 5 years. After that time the agreement may be terminated with at least 6 months' notice by either party. The Lessee may sublet the premises with the consent of the Lessor. Following the term of tenancy this lease agreement shall be extended without a fixed term.

3. The rent is determined at ISK 950 pr. square meter, per month. The rent will be adjusted based on the consumer price index every 3 months, calculating as the base price index the month the lessee leases the premises. Monthly rent is calculated from the first day of each month to the first day of the following month and shall be paid in advance, one month at a time. The final due date of payment shall be calculated 15 days later. Penalty interest is calculated as of the 16th day, if rent has not been paid by the final due date, at the posted penalty interest rate current at any time.

     Electricity and heating is not included in the rent, considering the proposed use of the place by the lessee. The lessee shall pay all electrical and heating costs of the property defined above, No. 02-01, on the same conditions as above regarding payment of rent with respect to due dates and final payment dates. The Lessee shall pay a maintenance fee every month, as decided at each time, based on the proportion between the storey and the entire building, i.e. 10.99%. The maintenance fee covers the expense of operating the common area.

4. The Lessee undertakes to treat the leased property with care and cleanliness. The Lessee shall pay full compensation for any damage that he may cause with careless treatment of the leased property. In addition, he shall attend to all indoor maintenance in the leased premises at his own cost, as of the time that the Lease takes effect and the Lessor has fulfilled his obligations in relation to the delivery of the storey, cf. the attached documents Nos. 1 and 2. The Lessor shall attend to and pay the cost of all ordinary outdoor maintenance and pay all public levies on the premises.



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5.   In the event that the Lessee moves from the premises, he shall return it in good order in every respect other than normal wear. When the tenancy period has ended or on termination of the tenancy, all fixed appurtenances shall become the property of the Lessor, whereas all unfixed facilities which the Lessee uses in the office are his property which he may remove when the tenancy period has ended. During the tenancy, the Lessee may make changes to the office at his own cost and in consultation with the Lessor, whose property such changes shall become as provided for above.

6. In the event of material default on the part of the Lessee, the Lessor may require that the Lessee vacate the leased property.

7. This Lease shall be subject to the provisions of the Leasehold Act No. 36/1994 in so far as no agreement to the contrary has been made, as applicable. This Lease is made in two identical copies one to be held by each of the parties to this Lease.

8. Any dispute arising out of this Lease shall be brought before the District Court of Reykjavik.

9. In witness whereof, the Lessor and Lessee attach their signatures below in the presence of witnesses.




                          Reykjavik, 18 February 1999.

For the Lessor,                                   For the Lessee,

ssorvarour Gunnarsson [sign.]                     Hannes Smarason [sign.]


Witnesses to the correct date,
the legal competence of the
parties to manage their financial affairs, and their signatures.

Unreadable [sign.] 300863-4859
Unreadable [sign.] 200564-2279